Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM F-3

(Form Type)

SKILLFUL CRAFTSMAN EDUCATION TECHNOLOGY LIMITED

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	-	-	-	-	-	-		-
Fees Previously Paid	Equity	Ordinary shares, par value $0.0002 per share	-	(1)(2)	(3)	-
	Equity	Preference shares	-	(1)(2)	(3)	-
	Other	Warrants	-	(1)(2)	(3)	-
	Other	Subscription Rights	-	(1)(2)	(3)	-
	Other	Units	-	(1)(2)	(3)	-
	Unallocated (Universal) Shelf	-	Rule 457(o)	(1)(2)	(3)	$95,000,000	$0.0001091	$10,364.50(4)
Fees Previously Paid	Equity	Ordinary shares, par value $0.0002 per share	Rule 457(c)	2,900,000	(5)	$4,567,500(6)	$0.0001091	$498.31
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-		-	-	-	-	-
	Total Offering Amounts					$99,567,500
	Total Fees Previously Paid							$10,862.81
	Total Fee Offsets							$0
	Net Fee Due							$0

(1)	Includes securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public. These securities are not being registered for the purposes of sales outside of the United States.

(2)	There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold by the registrant from time to time at indeterminate prices, with the maximum aggregate public offering price not to exceed $95,000,000. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(3)	The proposed maximum aggregate offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.C. of Form F-3 under the Securities Act.

(4)	Pursuant to Rule 457(o), the registration fee is calculated based on the maximum aggregate offering price of all securities listed.

(5)	With respect to the Secondary Offering, the proposed maximum offering price per ordinary share will be determined from time to time in connection with, and at the time of, sale by the holders of such securities named in the registration statement.

(6)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average high and low prices of the Registrant’s ordinary shares on the Nasdaq Capital Market on September 10, 2021, of $1.67 and $1.48.